Exhibit 99.1

PRESS RELEASE

SEACOR MARINE ANNOUNCES RESULTS FOR ITS

FIRST QUARTER ENDED MARCH 31, 2018

Houma, Louisiana

May 10, 2018

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company”), a leading provider of global marine and support transportation services to offshore oil and natural gas exploration, development and production facilities worldwide, today announced results for its quarter ended March 31, 2018.

Net loss attributable to SEACOR Marine Holdings Inc. was $28.8 million ($1.64 per diluted share) for the first quarter ended March 31, 2018. Operating Loss for the quarter was $24.4 million.

Highlights from the first quarter ended March 31, 2018 included the following:

•	Stronger operating results in almost all of the Company’s major geographic markets drove an improvement of 14.5% over prior quarter, and 197.8% over prior year quarter, in direct vessel profit for the worldwide fleet to $13.4 million as compared to $11.7 million in the prior quarter and $4.5 million in the prior year quarter;

•	One-time charges and non-cash adjustments for the quarter included: $19.5 million of depreciation, $2.9 million of impairments and $12.2 million mark-to-market adjustment on the convertible senior notes, as well as a $3.9 million positive tax adjustment;

•

Total operating revenues increased 5% over prior quarter and 51% over prior year quarter. Approximately 30% of revenue increase driven by improved performance out of the Company's legacy fleet and remaining due to contributions from acquisitions when comparing to prior year quarter;

•	Successful closing of previously reported Falcon Global Holdings transaction resulting in an $140.5 million increase in property, plant and equipment and approximately $20.0 million cash investment in SEACOSCO joint venture;

•	The Company's liftboat fleet utilization increased 29% over prior year quarter following consummation of the Falcon Global Holdings transaction in early February; and

•	The Company delivered an approximately 29% reduction of its unfunded capital commitments by indefinite deferral of over $20 million of vessel orders.

John Gellert, the Company’s Chief Executive Officer, commented:

“We had a very busy and productive first quarter. In what is historically a seasonally slow period for the maintenance of offshore oil and gas platforms and offshore wind farms supported by our fleet, we experienced sequential improvements in our operating results, reflecting contributions from recent acquisitions and improving market conditions.

We successfully closed on the Falcon Global Holdings and SEACOSCO transactions, substantially expanding our offerings in the liftboat and premium PSV markets. We renegotiated capital commitments for the construction of US flag FSV’s and PSV’s, re-profiling the capital required to fund the commitments over the next three years and indefinitely deferring over $20 million of commitments. We also experienced sequential improvements in our operating results, reflecting contributions from recent acquisitions and improving market conditions.

The increased activity experienced across the business this quarter has provided us with cautious optimism that the improved trends will continue throughout the year.

Additionally, in April we completed a private placement of $56.855 million of equity and the conversion of $50 million of our convertible senior notes into equity. These transactions not only strengthen our balance sheet, but also allow us to continue to pursue organic and inorganic opportunities to drive growth and create long term shareholder value.”

For the first quarter ended March 31, 2017, net loss attributable to SEACOR Marine Holdings Inc. was $7.4 million ($0.42 per diluted share).  Net income attributable to SEACOR Marine Holdings Inc. for the preceding quarter ended December 31, 2017 was $29.0 million ($1.20 per diluted share).

A comparison of results for the first quarter ended March 31, 2018 with the preceding quarter ended December 31, 2017 is included below.

Operating Revenues. Time charter revenues were $1.4 million higher compared with the preceding quarter. On a total fleet basis, time charter revenues increased by $4.1 million from net fleet additions, $0.8 million due to favorable changes in currency exchange rates and $0.3 million due to an increase in average rates per day worked, which increases were partially offset by decreases of $1.1 million due to reduced utilization of the active fleet, $2.0 million as a consequence of cold-stacking vessels and $0.7 million due to the repositioning of vessels between geographic regions. Other marine services revenues were $1.0 million higher compared with the preceding quarter primarily due to the collection in the first quarter of previously deferred revenues.

Excluding wind farm utility vessels, but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet decreased from 51% to 50%, and average rates per day worked increased from $8,583 to $9,071. Days available for charter were 1% higher in the first quarter primarily due to net fleet additions. This release includes a table presenting time charter operating data by vessel class.

Direct Vessel Profit (“DVP”)(1) by Region. DVP was $13.4 million compared with $11.7 million in the preceding quarter, an increase of $1.7 million. Improved operating revenues of $2.4 million were offset by increased operating expenses (excluding leased-in equipment) of $0.7 million. Results by region are as follows:

United States, primarily Gulf of Mexico. DVP was $1.5 million compared with $1.3 million in the preceding quarter, a $0.2 million improvement. Time charter revenues were $0.4 million higher compared with the preceding quarter resulting from increased revenues of $2.0 million from fleet additions, which increase was partially offset by $1.5 million due to the cold-stacking of vessels, and $0.1 million lower due to reduced utilization. On a regional fleet basis, including cold-stacked vessels, utilization of the fleet decreased from 18% to 17%, and average rates per day worked improved by 9% from $8,027 to $8,775. Days available for charter were 5% higher in the first quarter primarily due to fleet additions. Other marine services revenues were $0.6 million higher primarily due to fleet additions. Operating expenses (excluding leased-in equipment) were $0.8 million higher primarily due to fleet additions. As of March 31, 2018, the Company had 33 of 43 owned and leased-in vessels cold-stacked in the U.S. (six anchor handling towing supply vessels, 13 fast support vessels, 12 liftboats, one supply vessel and one specialty vessel) compared with 34 of 42 vessels as of December 31, 2017. As of March 31, 2018, the Company had four anchor handling towing supply vessels and one supply vessel retired and removed from service in this region.

Africa, primarily West Africa. DVP was $4.7 million compared with $3.8 million in the preceding quarter, a $0.9 million improvement. Time charter revenues were $1.3 million higher compared with the preceding quarter reflecting an increase of $2.2 million due to fleet additions, which increase was partially offset by $0.2 million due to reduced utilization of the core fleet, $0.3 million due to a reduction in average day rates and $0.5 million due to the repositioning of vessels between geographic regions. On a regional fleet basis, including cold-stacked vessels, overall utilization of the fleet increased from 75% to 91%, primarily due to the impact of fleet additions, and average rates per day worked decreased by 10% from $10,517 to $9,455. Days available for charter increased by 4% in the first quarter primarily due to fleet additions. As of March 31, 2018, the Company had one specialty vessel retired and removed from service in this region.

Middle East and Asia. DVP was $2.3 million compared with direct vessel loss of $0.2 million in the preceding quarter, a $2.5 million improvement. Time charter revenues were $0.7 million higher compared with the preceding quarter. Time charter revenues were $0.3 million higher due to increased utilization of the core fleet and $1.1 million higher due to an increase in average day rates, which increases were partially offset by $0.5 million due to the effects of cold-stacking vessels and $0.2 million due to the repositioning of vessels between geographic regions. On a regional fleet basis, including cold-stacked vessels, utilization of the fleet decreased from 68% to 66%, and average rates per day worked improved by 19% from $6,784 to $8,072. Days available for charter decreased by 9% primarily due to the retirement and removal from service of two vessels during the first quarter. Operating expenses (excluding leased-in equipment) were $1.8 million lower compared with the preceding quarter, primarily due to a decrease in drydocking activity and reduced expenditure associated with the repositioning of vessels between geographic regions. As of March 31, 2018, the Company had one of 23 owned and leased-in vessels cold-stacked in the Middle East and Asia (one anchor handling supply vessel) compared with two of 25 vessels as of December 31, 2017. As of March 31, 2018, the Company had two supply vessels and one specialty vessel retired and removed from service in this region.

___________________

(1)

Direct vessel profit (defined as operating revenues less operating expenses excluding leased-in equipment, “DVP”) is the Company’s measure of segment profitability when applied to reportable segments and a non-GAAP measure when applied to individual vessels, fleet categories or the combined fleet. DVP is a critical financial measure used by the Company to analyze and compare the operating performance of its individual vessels, fleet categories, regions and combined fleet, without regard to financing decisions (depreciation for owned vessels vs. leased-in expense for leased-in vessels). DVP is also useful when comparing the Company’s fleet performance against those of our competitors who may have differing fleet financing structures. DVP has material limitations as an analytical tool in that it does not reflect all of the costs associated with the ownership and operation of our fleet, and it should not be considered in isolation or used as a substitute for our results as reported under GAAP.

Brazil, Mexico, Central and South America. DVP was $1.8 million compared with $2.1 million in the preceding quarter, a decrease of $0.3 million. Time charter revenues were $0.2 million lower compared with the preceding quarter. On a regional fleet basis, including cold-stacked vessels, utilization of the fleet decreased from 50% to 41%, average rates per day worked decreased by 9% from $16,718 to $15,272 and days available for charter increased by 19% primarily due to repositioning of a vessel between geographic regions. As of March 31, 2018, the Company had one of three owned and leased-in vessels cold-stacked in Brazil, Mexico, Central and South America (one fast support vessel) compared with one of four vessels as of December 31, 2017.

Europe, primarily North Sea. DVP was $3.1 million compared with $4.7 million in the preceding quarter, a decrease of $1.6 million. Time charter revenues were $0.8 million lower, primarily due to a seasonal reduction in utilization of the wind farm utility vessels. For the standby safety fleet, utilization decreased from 82% to 78%, and average rates per day worked improved by 5% from $8,660 to $9,058. For the windfarm utility vessels, utilization decreased from 73% to 64%, and average rates per day worked decreased from $2,330 to $2,317. Operating expenses (excluding leased-in equipment) were $1.0 million higher compared with the preceding quarter primarily due to increased drydocking activity for the standby safety fleet.

Administrative and general. Administrative and general expenses were $0.4 million higher compared with the preceding quarter primarily due to a recovery of doubtful accounts reserved in the preceding quarter.

Depreciation and amortization. Depreciation and amortization costs were $0.5 million lower compared with the preceding quarter.

Asset Dispositions and Impairments. During the first quarter, the Company recognized impairment charges of $2.9 million associated with the Company’s anchor handling towing supply fleet. In addition, the Company sold one offshore support vessel and other equipment for net proceeds of $0.4 million and a gain of $0.3 million. During the preceding quarter, the Company recognized impairment charges of $11.8 million associated with the Company’s anchor handling towing supply fleet. In addition, the Company sold three offshore support vessels previously retired and removed from service and one other offshore support vessel for net proceeds of $0.7 million and losses of $0.5 million.

Derivative gains (losses). Net derivative losses during the first quarter of $11.5 million, and net derivative gains during the preceding quarter of $7.5 million, are principally due to changes in the fair value of the Company’s conversion option liability on its convertible senior notes as a consequence of changes in the Company’s share price and estimated credit spread.

Income tax benefit.   The Company's effective income tax rate of 23.8% for the quarter was more than the Company’s statutory rate of 21.0% primarily due to taxes not provided on income attributable to non-controlling interests, foreign source income not subject to U.S. income taxes, and a reversal of an unrecognized tax benefit.  During the preceding quarter, the Company recognized tax benefits of $43.7 million as a result of new U.S. tax legislation signed into law on December 22, 2017. The majority of the income tax benefits recognized were due to a reduction in U.S. tax rates from 35% to 21% applied to the Company’s domestic basis differences and the elimination of previously accrued deferred taxes on the unremitted earnings of the Company’s foreign subsidiaries.

Equity in earnings (losses) of 50% or less owned companies. Equity earnings in the first quarter were $0.2 million compared with equity earnings of $9.4 million in the preceding quarter. Equity earnings in the preceding quarter included the recognition of income tax benefits of $7.1 million as a result of new U.S. tax legislation. In addition, during the first quarter the Company recorded impairment charges of $1.2 million related to its investment in SEACOR Grant DIS.

Capital Commitments. As of March 31, 2018, the Company had unfunded capital commitments of $48.8 million that included two fast support vessels, three supply vessels and four wind farm utility vessels. The Company’s capital commitments by year of expected payment are as follows (in thousands):

2018	18,852
2019	21,069
2020	8,951
$48,872

In addition, the Company has indefinitely deferred an additional $20.8 million of orders with respect to two fast support vessels for which the Company had previously reported as unfunded capital commitments.

Liquidity and Debt. As of March 31, 2018, the Company’s balances of cash, cash equivalents, restricted cash, and construction reserve funds totaled $110.4 million and its total outstanding debt was $428.1 million (net of $41.4 million in discount and issue costs). These amounts do not reflect the $56,855,000 in gross proceeds received by the Company in April 2018 from the private placement of shares of the Company's common stock.  As of March 31, 2018, construction reserve funds of $45.4 million were classified as non-current assets in the accompanying condensed consolidated balance sheets as the Company has the intent and ability to use the funds to acquire equipment. Additionally, the Company had $7.5 million available under subsidiary credit facilities for future capital commitments.

* * * * *

SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas exploration, development and production facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act and related regulations are repealed, liability, legal fees and costs in connection with the provision of emergency response services, such as the response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes to the status of applicable trade treaties including as a result of the U.K.’s impending exit from the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Jones Act and related regulations on the amount of foreign ownership of the Company’s Common Stock, operational risks, effects of adverse weather conditions and seasonality, adequacy of insurance coverage, the ability of the Company to maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties and investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Erica Bartsch at (212) 446-1875 or ebartsch@seacormarine.com.

SEACOR MARINE HOLDINGS INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data)

	Three Months Ended March 31,
	2018	2017
Operating Revenues	$51,721	$34,304
Costs and Expenses:
Operating	41,173	33,379
Administrative and general	12,807	11,826
Depreciation and amortization	19,512	12,503
	73,492	57,708
Gains (Losses) on Asset Dispositions and Impairments, Net	(2,643)	4,819
Operating Loss	(24,414)	(18,585)
Other Income (Expense):
Interest income	216	850
Interest expense	(6,133)	(3,182)
SEACOR Holdings management fees	-	(1,925)
SEACOR Holdings guarantee fees	(12)	(76)
Marketable security gains, net	-	11,738
Derivative losses, net	(11,516)	(89)
Foreign currency gains (losses), net	139	(189)
Other, net	-	(1)
	(17,306)	7,126
Loss Before Income Tax Benefit and Equity in Earnings of 50% or Less Owned Companies	(41,720)	(11,459)
Income Tax Benefit	(9,824)	(3,422)
Loss Before Equity in Earnings of 50% or Less Owned Companies	(31,896)	(8,037)
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	208	438
Net Loss	(31,688)	(7,599)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(2,855)	(204)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(28,833)	$(7,395)

Basic and Diluted Loss Per Common Share of SEACOR Marine Holdings Inc.	$(1.64)	$(0.42)

Basic and Diluted Weighted Average Common Shares Outstanding:	17,571,490	17,671,356

SEACOR MARINE HOLDINGS INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except statistics and per share data)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Time Charter Statistics:
Average Rates Per Day Worked (excluding wind farm utility)	$9,071	$8,583	$8,565	$8,431	$8,272
Average Rates Per Day Worked	$7,001	$6,435	$6,006	$5,649	$5,726
Fleet Utilization (excluding wind farm utility)	50%	51%	49%	43%	38%
Fleet Utilization	53%	56%	60%	56%	46%
Fleet Available Days (excluding wind farm utility)	9,271	9,224	9,176	8,996	8,437
Fleet Available Days	12,601	12,628	12,580	12,363	11,767
Operating Revenues:
Time charter	$47,142	$45,745	$45,267	$38,803	$30,730
Bareboat charter	1,143	1,169	1,168	1,156	1,143
Other marine services	3,436	2,429	1,378	2,364	2,431
	51,721	49,343	47,813	42,323	34,304
Costs and Expenses:
Operating, excluding leased-in equipment	38,348	37,649	38,422	40,792	29,788
Operating, leased-in equipment	2,825	2,831	2,836	3,690	3,591
Administrative and general	12,807	12,368	10,318	21,705	11,826
Depreciation and amortization	19,512	20,021	15,622	14,633	12,503
	73,492	72,869	67,198	80,820	57,708
Gains (Losses) on Asset Dispositions and Impairments, Net	(2,643)	(12,304)	(9,744)	(6,318)	4,819
Operating Loss	(24,414)	(35,830)	(29,129)	(44,815)	(18,585)
Other Income (Expense):
Interest income	216	326	354	275	850
Interest expense	(6,133)	(4,509)	(4,295)	(4,546)	(3,182)
SEACOR Holdings management fees	—	—	—	(1,283)	(1,925)
SEACOR Holdings guarantee fees	(12)	(29)	(21)	(75)	(76)
Marketable security gains (losses), net	—	—	(698)	(109)	11,738
Derivative gains (losses), net	(11,516)	7,536	13,022	(213)	(89)
Foreign currency gains (losses), net	139	(320)	(106)	(1,094)	(189)
Other, net	—	(5)	—	—	(1)
	(17,306)	2,999	8,256	(7,045)	7,126
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(41,720)	(32,831)	(20,873)	(51,860)	(11,459)
Income Tax Benefit	(9,824)	(51,361)	(5,823)	(13,800)	(3,422)
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(31,896)	18,530	(15,050)	(38,060)	(8,037)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	208	9,374	(7,306)	1,571	438
Net Income (Loss)	(31,688)	27,904	(22,356)	(36,489)	(7,599)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(2,855)	(1,057)	(1,881)	(2,497)	(204)
Net Income (Loss) attributable to SEACOR Marine Holdings Inc.	$(28,833)	$28,961	$(20,475)	$(33,992)	$(7,395)

Income (Loss) Per Common Share of SEACOR Marine Holdings Inc.:
Basic	$(1.64)	$1.65	$(1.17)	$(1.93)	$(0.42)
Diluted	$(1.64)	$1.20	$(1.25)	$(1.93)	$(0.42)
Weighted Average Common Shares of Outstanding:
Basic	17,571	17,552	17,551	17,632	17,671
Diluted	17,571	21,629	21,621	17,632	17,671
Common Shares Outstanding at Period End	17,787	17,675	17,671	17,671	17,671

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY REGION (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
United States, primarily Gulf of Mexico
Time Charter Statistics:
Average rates per day worked	$8,775	$8,027	$7,212	$9,619	$10,133
Fleet utilization	17%	18%	16%	13%	7%
Fleet available days	4,050	3,864	3,859	4,063	3,998
Out-of-service days for repairs, maintenance and drydockings	219	139	338	221	159
Out-of-service days for cold-stacked status	3,111	3,010	2,746	3,070	3,456
Operating revenues:
Time charter	$5,982	$5,608	$4,587	$4,889	$2,995
Other marine services	1,655	1,077	1,116	1,198	826
	7,637	6,685	5,703	6,087	3,821
Direct operating expenses:
Personnel	3,992	3,853	4,455	4,183	3,130
Repairs and maintenance	694	631	1,289	937	737
Drydocking	525	(164)	1,109	310	573
Insurance and loss reserves	434	678	598	1,205	805
Fuel, lubes and supplies	493	381	249	545	310
Other	25	3	123	51	72
	6,163	5,382	7,823	7,231	5,627
Direct Vessel Profit (Loss)	$1,474	$1,303	$(2,120)	$(1,144)	$(1,806)

Leased-in equipment (included in operating costs and expenses)	$1,862	$1,866	$1,870	$2,205	$2,211
Depreciation and amortization	$6,535	$5,487	$5,224	$5,749	$5,600

Africa, primarily West Africa
Time Charter Statistics:
Average rates per day worked	$9,455	$10,517	$10,611	$10,348	$9,388
Fleet utilization	91%	75%	71%	67%	61%
Fleet available days	1,260	1,207	1,283	1,123	1,019
Out-of-service days for repairs, maintenance and drydockings	31	34	79	125	19
Out-of-service days for cold-stacked status	—	92	184	91	180
Operating revenues:
Time charter	$10,794	$9,533	$9,700	$7,786	$5,847
Other marine services	1,287	983	(310)	215	192
	12,081	10,516	9,390	8,001	6,039
Direct operating expenses:
Personnel	4,073	3,795	3,588	3,428	2,608
Repairs and maintenance	1,356	855	1,324	3,234	544
Drydocking	2	129	311	683	1,057
Insurance and loss reserves	218	(19)	157	357	182
Fuel, lubes and supplies	669	859	693	704	559
Other	1,036	1,098	704	871	646
	7,354	6,717	6,777	9,277	5,596
Direct Vessel Profit (Loss)	$4,727	$3,799	$2,613	$(1,276)	$443

Leased-in equipment (included in operating costs and expenses)	$963	$965	$966	$969	$970
Depreciation and amortization	$2,807	$3,175	$2,456	$2,059	$1,590

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Middle East and Asia
Time Charter Statistics:
Average rates per day worked	$8,072	$6,784	$7,138	$6,580	$7,017
Fleet utilization	66%	68%	61%	55%	49%
Fleet available days	2,132	2,331	2,194	2,067	1,710
Out-of-service days for repairs, maintenance and drydockings	151	104	95	122	50
Out-of-service days for cold-stacked status	130	119	184	304	320
Operating revenues:
Time charter	$11,374	$10,682	$9,490	$7,415	$5,823
Other marine services	(130)	(171)	(341)	109	877
	11,244	10,511	9,149	7,524	6,700
Direct operating expenses:
Personnel	4,022	4,882	4,731	4,147	3,123
Repairs and maintenance	2,428	2,205	2,309	3,947	576
Drydocking	(11)	554	(102)	358	158
Insurance and loss reserves	236	382	363	353	346
Fuel, lubes and supplies	1,034	1,180	1,115	908	524
Other	1,208	1,522	1,192	1,061	1,465
	8,917	10,725	9,608	10,774	6,192
Direct Vessel Profit (Loss)	$2,327	$(214)	$(459)	$(3,250)	$508

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$516	$346
Depreciation and amortization	$6,090	$6,898	$4,320	$3,979	$2,527

Brazil, Mexico, Central and South America
Time Charter Statistics:
Average rates per day worked	$15,272	$16,718	$16,060	$—	$—
Fleet utilization	41%	50%	49%	—%	—%
Fleet available days	219	184	184	105	90
Out-of-service days for cold-stacked status	90	92	92	91	90
Operating revenues:
Time charter	$1,374	$1,538	$1,439	$—	$—
Bareboat charter	1,143	1,169	1,168	1,156	1,143
Other marine services	110	156	159	162	75
	2,627	2,863	2,766	1,318	1,218
Direct operating expenses:
Personnel	376	322	326	148	13
Repairs and maintenance	305	44	110	116	4
Insurance and loss reserves	67	230	75	4	7
Fuel, lubes and supplies	65	163	33	27	—
Other	60	44	69	3	1
	873	803	613	298	25
Direct Vessel Profit	$1,754	$2,060	$2,153	$1,020	$1,193

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$—	$—
Depreciation and amortization	$1,219	$1,134	$1,025	$784	$665

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Europe, primarily North Sea
Time Charter Statistics:
Average rates per day worked - Standby safety	$9,058	$8,660	$8,650	$8,457	$8,131
Fleet utilization - Standby safety	78%	82%	84%	80%	80%
Fleet available days - Standby safety	1,849	1,822	1,840	1,820	1,800
Average rates per day worked - Wind farm utility	2,317	2,330	2,221	2,124	2,005
Fleet utilization - Wind farm utility	64%	73%	94%	95%	69%
Fleet available days - Wind farm utility	3,091	3,220	3,220	3,185	3,150
Out-of-service days for repairs, maintenance and drydockings	137	249	110	124	173
Operating revenues:
Time charter	$17,618	$18,384	$20,051	$18,713	$16,065
Other marine services	514	384	754	680	461
	18,132	18,768	20,805	19,393	16,526
Direct operating expenses:
Personnel	9,213	9,101	9,079	8,671	7,917
Repairs and maintenance	2,290	2,490	2,378	2,191	1,734
Drydocking	1,741	919	961	900	1,279
Insurance and loss reserves	235	172	203	207	219
Fuel, lubes and supplies	1,284	1,037	790	1,006	949
Other	278	303	190	237	250
	15,041	14,022	13,601	13,212	12,348
Direct Vessel Profit	$3,091	$4,746	$7,204	$6,181	$4,178

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$—	$64
Depreciation and amortization	$2,861	$3,327	$2,597	$2,062	$2,121

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Anchor handling towing supply
Time Charter Statistics:
Average rates per day worked	$10,322	$10,322	$9,766	$10,774	$13,341
Fleet utilization	21%	21%	25%	24%	15%
Fleet available days	1,260	1,288	1,288	1,274	1,260
Out-of-service days for repairs, maintenance and drydockings	36	5	69	43	15
Out-of-service days for cold-stacked status	947	943	851	856	958
Operating revenues:
Time charter	$2,787	$2,849	$3,199	$3,299	$2,570
Other marine services	1,438	698	(88)	(50)	(163)
	4,225	3,547	3,111	3,249	2,407
Direct operating expenses:
Personnel	1,397	2,381	2,388	2,745	2,494
Repairs and maintenance	394	498	565	990	497
Drydocking	480	(30)	125	62	348
Insurance and loss reserves	91	195	176	307	357
Fuel, lubes and supplies	153	446	158	317	416
Other	452	(499)	(170)	(425)	(284)
	2,967	2,991	3,242	3,996	3,828
Direct Vessel Profit (Loss)	$1,258	$556	$(131)	$(747)	$(1,421)

Leased-in equipment (included in operating costs and expenses)	$1,858	$1,862	$1,866	$1,869	$1,873
Depreciation and amortization	$1,490	$2,430	$2,419	$2,418	$2,419

Fast support
Time Charter Statistics:
Average rates per day worked	$7,746	$7,414	$7,999	$8,086	$7,417
Fleet utilization	53%	52%	49%	43%	44%
Fleet available days	3,780	3,864	3,885	3,684	3,212
Out-of-service days for repairs, maintenance and drydockings	109	155	208	242	83
Out-of-service days for cold-stacked status	1,253	1,324	1,447	1,580	1,439
Operating revenues:
Time charter	$15,427	$14,845	$15,271	$12,712	$10,542
Other marine services	(656)	(399)	(410)	152	853
	14,771	14,446	14,861	12,864	11,395
Direct operating expenses:
Personnel	4,756	5,717	5,405	4,815	4,010
Repairs and maintenance	2,544	1,853	2,680	5,893	709
Drydocking	(9)	684	247	979	1,010
Insurance and loss reserves	324	129	297	381	462
Fuel, lubes and supplies	795	849	975	990	612
Other	1,460	2,356	1,610	1,527	1,324
	9,870	11,588	11,214	14,585	8,127
Direct Vessel Profit (Loss)	$4,901	$2,858	$3,647	$(1,721)	$3,268

Leased-in equipment (included in operating costs and expenses)	$342	$343	$343	$860	$690
Depreciation and amortization	$6,585	$6,521	$5,000	$4,403	$3,418

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (continued) (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Supply
Time Charter Statistics:
Average rates per day worked	$6,454	$5,222	$6,279	$6,028	$11,707
Fleet utilization	73%	81%	65%	48%	20%
Fleet available days	633	594	507	580	630
Out-of-service days for repairs, maintenance and drydockings	16	2	36	3	—
Out-of-service days for cold-stacked status	68	25	99	182	194
Operating revenues:
Time charter	$3,002	$2,527	$2,062	$1,679	$1,457
Other marine services	1,125	1,122	1,079	1,069	1,077
	4,127	3,649	3,141	2,748	2,534
Direct operating expenses:
Personnel	1,956	1,604	1,321	1,198	1,055
Repairs and maintenance	445	266	321	362	200
Insurance and loss reserves	102	210	26	34	74
Fuel, lubes and supplies	694	632	194	156	171
Other	719	348	158	252	954
	3,916	3,060	2,020	2,002	2,454
Direct Vessel Profit	$211	$589	$1,121	$746	$80

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$331	$332
Depreciation and amortization	$2,743	$3,566	$1,226	$1,278	$1,295

Standby safety
Time Charter Statistics:
Average rates per day worked	$9,058	$8,660	$8,650	$8,457	$8,131
Fleet utilization	78%	82%	84%	80%	80%
Fleet available days	1,849	1,822	1,840	1,820	1,800
Out-of-service days for repairs, maintenance and drydockings		78	96	108	87
Operating revenues:
Time charter	$13,051	$12,921	$13,328	$12,279	$11,695
Other marine services	40	38	32	36	33
	13,091	12,959	13,360	12,315	11,728
Direct operating expenses:
Personnel	6,938	6,901	6,955	6,698	6,334
Repairs and maintenance	1,554	1,570	1,943	1,610	1,208
Drydocking	1,741	919	960	900	1,280
Insurance and loss reserves	138	106	116	137	136
Fuel, lubes and supplies	991	894	723	844	825
Other	161	220	156	199	197
	11,523	10,610	10,853	10,388	9,980
Direct Vessel Profit	$1,568	$2,349	$2,507	$1,927	$1,748

Depreciation and amortization	$694	$769	$578	$566	$559

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (continued) (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Specialty
Time Charter Statistics:
Average rates per day worked	$—	$—	$—	$12,000	$—
Fleet utilization	—%	—%	—%	5%	—%
Fleet available days	90	276	276	273	270
Out-of-service days for repairs, maintenance and drydockings	—	24	25	7	—
Out-of-service days for cold-stacked status	90	160	159	182	239
Operating revenues:
Time charter	$—	$(1)	$—	$149	$—
Other marine services	—	1	268	278	—
	—	—	268	427	—
Direct operating expenses:
Personnel	164	472	413	316	265
Repairs and maintenance	37	77	40	56	40
Drydocking	(6)	(136)	736	—	—
Insurance and loss reserves	10	102	21	35	61
Fuel, lubes and supplies	83	20	92	59	70
Other	104	85	84	98	149
	392	620	1,386	564	585
Direct Vessel Loss	$(392)	$(620)	$(1,118)	$(137)	$(585)

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$—	$—
Depreciation and amortization	$282	$283	$579	$579	$581

Liftboats
Time Charter Statistics:
Average rates per day worked	$16,068	$16,662	$11,899	$10,315	$9,782
Fleet utilization	30%	30%	28%	16%	1%
Fleet available days	1,659	1,380	1,380	1,365	1,265
Out-of-service days for repairs, maintenance and drydockings	116	92	174	173	130
Out-of-service days for cold-stacked status	933	771	551	605	1,059
Operating revenues:
Time charter	$8,126	$6,954	$4,659	$2,251	$95
Other marine services	756	393	447	384	41
	8,882	7,347	5,106	2,635	136
Direct operating expenses:
Personnel	3,461	2,577	3,394	2,748	1,006
Repairs and maintenance	1,134	990	1,288	915	405
Drydocking	51	1	211	310	429
Insurance and loss reserves	651	722	684	1,167	375
Fuel, lubes and supplies	668	632	646	667	122
Other	417	333	352	488	14
	6,382	5,255	6,575	6,295	2,351
Direct Vessel Profit (Loss)	$2,500	$2,092	$(1,469)	$(3,660)	$(2,215)

Leased-in equipment (included in operating costs and expenses)	$638	$626	$627	$630	$632
Depreciation and amortization	$5,025	$3,160	$3,045	$3,045	$1,923

SEACOR MARINE HOLDINGS INC. UNAUDITED DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (continued) (in thousands, except statistics)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Wind farm utility
Time Charter Statistics:
Average rates per day worked	$2,305	$2,318	$2,220	$2,124	$2,005
Fleet utilization	62%	72%	89%	90%	65%
Fleet available days	3,330	3,404	3,404	3,367	3,330
Out-of-service days for repairs, maintenance and drydockings	113	171	14	16	86
Out-of-service days for cold-stacked status	40	92	99	152	157
Operating revenues:
Time charter	$4,749	$5,650	$6,748	$6,434	$4,371
Other marine services	429	295	688	583	362
	5,178	5,945	7,436	7,017	4,733
Direct operating expenses:
Personnel	2,222	2,295	2,265	2,036	1,642
Repairs and maintenance	825	969	575	599	536
Insurance and loss reserves	103	74	89	83	89
Fuel, lubes and supplies	144	146	93	162	126
Other	96	121	87	80	88
	3,390	3,605	3,109	2,960	2,481
Direct Vessel Profit	$1,788	$2,340	$4,327	$4,057	$2,252

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$—	$64
Depreciation and amortization	$2,428	$2,903	$2,293	$1,768	$1,829

Other Activity
Operating revenues:
Other marine services	$1,447	$1,450	$530	$1,068	$1,371

Direct operating expenses:
Personnel	782	6	38	21	(15)
Repairs and maintenance	140	2	(2)	—	—
Insurance and loss reserves	(229)	(95)	(13)	(18)	5
Fuel, lubes and supplies	17	1	(1)	(5)	—
Other	(802)	6	1	4	(8)
	(92)	(80)	23	2	(18)
Direct Vessel Profit	$1,539	$1,530	$507	$1,066	$1,389

Leased-in equipment (included in operating costs and expenses)	(13)	—	—	—	—
Depreciation and amortization	$265	$389	$482	$576	$479

SEACOR MARINE HOLDINGS INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (NON-GAAP PRESENTATION) (in thousands)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Cash Flows from Operating Activities:
DVP	$13,373	$11,694	$9,391	$1,531	$4,516
Operating, leased-in equipment (excluding amortization of deferred gains)	(4,834)	(4,840)	(4,845)	(5,740)	(5,641)
Administrative and general (excluding provisions for bad debts and amortization of share awards)	(12,357)	(12,091)	(11,139)	(22,596)	(10,267)
SEACOR Holdings management and guarantee fees	(12)	(29)	(21)	(1,358)	(2,001)
Other, net (excluding non-cash losses)	—	(5)	—	—	(1)
Dividends received from 50% or less owned companies	—	200	800	1,642	—
	(3,830)	(5,071)	(5,814)	(26,521)	(13,394)
Changes in operating assets and liabilities before interest and income taxes	(4,938)	9,003	(14,428)	8,300	3,415
Proceeds from sale of marketable securities	—	—	—	—	51,877
Cash settlements on derivative transactions, net	(129)	(140)	(184)	(166)	(22)
Interest paid, excluding capitalized interest	(2,828)	(4,471)	(1,119)	(3,626)	—
Interest received	216	326	354	275	2,372
Income taxes (paid) refunded, net	—	(52)	2,599	10,178	21,048
Net cash provided by (used in) operating activities (GAAP Measure)	(11,509)	(405)	(18,592)	(11,560)	65,296
Cash Flows from Investing Activities:
Purchases of property and equipment, excluding capitalized interest	(8,557)	(16,105)	(22,796)	(17,006)	(9,484)
Capitalized interest paid	—	(563)	(754)	(1,654)	(659)
Cash settlements on derivative transactions, net	—	—	(45)	—	(324)
Proceeds from disposition of property and equipment	282	1,046	248	1,252	8,297
Construction reserve funds (deposits) withdrawals, net	—	94	22,344	15,678	(5,268)
Net investing activities in property and equipment	(8,275)	(15,528)	(1,003)	(1,730)	(7,438)
Net investing activities in 50% or less owned companies	(19,950)	(366)	(773)	(1,733)	4,956
Net investing activities in third party notes receivable	99	—	—	—	—
Cash assumed on consolidation of 50% or less owned companies	—	—	—	—	1,943
Business acquisitions, net of cash acquired	—	—	—	(9,751)	—
Net cash used in investing activities (GAAP Measure)	(28,126)	(15,894)	(1,776)	(13,214)	(539)
Cash Flows from Financing Activities:
Payments on long-term debt	(28,807)	(3,354)	(4,599)	(2,800)	(1,173)
Proceeds from issuance of debt, net of issue costs	18,471	(300)	3,622	(173)	3,396
Proceeds from issuance of stock	1,793	—	—	—	—
Distribution of SEACOR Marine restricted stock to Company personnel by SEACOR Holdings	—	—	—	(2,656)	—
Purchase of subsidiary shares from noncontrolling interests	—	—	—	(3,693)	—
Net cash provided by (used in) financing activities (GAAP Measure)	(8,543)	(3,654)	(977)	(9,322)	2,223
Effects of Exchange Rate Changes on Cash and Cash Equivalents	682	528	539	858	269
Net Increase (Decrease) in Cash and Cash Equivalents	(47,496)	(19,425)	(20,806)	(33,238)	67,249
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	112,551	131,976	152,782	186,020	118,771
Cash, Cash Equivalents and Restricted Cash, End of Period	$65,055	$112,551	$131,976	$152,782	$186,020

SEACOR MARINE HOLDINGS INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$62,738	$110,234	$130,357	$150,958	$184,209
Restricted cash	2,316	2,317	1,619	1,824	1,811
Marketable securities	—	—	—	688	785
Receivables:
Trade, net of allowance for doubtful accounts	45,664	45,616	54,124	43,475	48,044
Other	17,039	12,341	8,942	11,957	11,701
Inventories	3,975	3,756	3,786	3,376	3,421
Prepaid expenses and other	3,613	3,026	3,364	3,719	3,068
Total current assets	135,345	177,290	202,192	215,997	253,039
Property and Equipment:
Historical cost	1,320,496	1,179,836	1,204,409	1,155,155	1,089,176
Accumulated depreciation	(580,461)	(560,160)	(558,919)	(543,822)	(534,522)
	740,035	619,676	645,490	611,333	554,654
Construction in progress	80,682	70,157	60,597	90,335	83,710
Net property and equipment	820,717	689,833	706,087	701,668	638,364
Investments, at Equity, and Advances to 50% or Less Owned Companies	112,219	92,169	89,984	100,719	114,767
Construction Reserve Funds	45,361	45,361	45,455	67,799	83,477
Other Assets	3,736	3,851	6,213	6,072	6,176
	$1,117,378	$1,008,504	$1,049,931	$1,092,255	$1,095,823
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$22,858	$22,858	30,858	$81,593	$26,600
Accounts payable and accrued expenses	25,551	24,024	23,487	23,436	26,399
Due to SEACOR Holdings	1,583	1,358	663	3,519	1,827
Other current liabilities	55,365	50,978	54,210	47,014	46,055
Total current liabilities	105,357	99,218	109,218	155,562	100,881
Long-Term Debt	405,234	292,041	285,869	233,904	274,408
Conversion Option Liability on Convertible Senior Notes	18,991	6,832	14,135	27,109	—
Deferred Income Taxes	56,024	55,506	106,389	117,332	121,028
Deferred Gains and Other Liabilities	28,600	31,741	36,314	39,324	38,820
Total liabilities	$614,206	$485,338	$551,925	$573,231	$535,137
Equity:
SEACOR Marine Holdings Inc. stockholders’ equity:
Common stock	$178	$177	$177	$177	$177
Additional paid-in capital	306,639	303,996	302,952	302,678	306,359
Retained earnings	175,609	216,511	187,550	208,025	242,017
Accumulated other comprehensive loss, net of tax	(10,424)	(12,493)	(8,685)	(9,690)	(10,679)
	472,002	508,191	481,994	501,190	537,874
Noncontrolling interests in subsidiaries	31,170	14,975	16,012	17,834	22,812
Total equity	503,172	523,166	498,006	519,024	560,686
	$1,117,378	$1,008,504	$1,049,931	$1,092,255	$1,095,823

SEACOR MARINE HOLDINGS INC. UNAUDITED FLEET COUNTS

	Mar. 31, 2018(1)	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Anchor handling towing supply	19	23	23	25	25
Fast support	50	50	50	49	51
Supply	29	31	27	26	28
Standby safety	22	20	21	21	21
Specialty	4	4	6	6	6
Liftboats	21	15	15	15	15
Wind farm utility	41	41	41	40	40
	186	184	183	182	186

______________________

(1)	Excludes eight owned and one leased-in offshore support vessels that have been retired and removed from service.

SEACOR MARINE HOLDINGS INC. UNAUDITED EXPECTED FLEET DELIVERIES

	2018			2019				2020
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Deferred	Total
Fast support	—	—	—	1	—	—	—	1	2	4
Supply	—	1	—	—	—	1	—	1	—	3
Wind farm utility	1	2	—	1	—	—	—	—	—	4